EXHIBIT 99.1

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Excessive and Luxury Expenditure Policy

This policy is intended to fulfill the requirements under the American Recovery and Reinvestment Act of 2009 (ARRA) enacted February 17, 2009.  ARRA requires each recipient of funds under the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP) to have in place a company-wide policy regarding excessive or luxury expenditures, as identified by the Secretary of the Department of the U.S. Treasury.

Peoples Bancorp prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measure conducted in the normal course of business operations.

This Policy applies to all employees of the Company and the Bank. Additionally, this Policy specifies prohibited expenditures, approval procedures for expenditures which require prior approval, certification requirements of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), the reporting of actual or suspected violations, and compliance monitoring.

Renovations:
Renovations of facilities and office spaces should be undertaken giving consideration to current profit plans, and tracked within the capital expenditure policy of the Company.  An exception to this can be allowed if management must deal with an emergency situation, such as an act of nature, and the expenditure is necessary to make the facility operational for customer use.  Any renovation expenditure in excess of $100,000 must be approved by the Board of Directors.

Entertainment:
Entertainment is defined as any activity by an employee or executive that uses corporate funds for business development purposes relating to a current customer or prospective customer, or to further enhance the Company’s marketing efforts.

Our expectation is that all expenses incurred by Bank employees would be to benefit the  company , and the business of the Bank.  Occasional events such as taking customers or prospects on trips, playing golf, eating dinner, or taking them to other events the customer/prospect would find enjoyable is a necessary part of the Company’s marketing efforts and is not deemed as “luxury” or a violation of this Policy.  These expenses should be documented and detailed as to the benefit derived by the Bank through the normal accounts payable process.

Events and parties focused on customers for business purposes would not fall under this policy. The Bank shall not incur any entertainment expenditure associated with a single event that exceeds $100,000 without prior approval of the Board of Directors.

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Conferences:
We encourage our staff to attend conferences that are appropriate educational opportunities.  These conferences should be related to the financial services industry and have a direct correlation to their job.  At times, it may be appropriate that a spouse would travel to these conferences with Company attendees.  The Bank may pay the cost for spouses to attend for employees other than executive officers with the approval of the CEO.  The Bank may pay for spouses to attend for executive officers with the approval of the Chairman of the Board of Peoples Bancorp.  These conferences may be sponsored by vendors, banking associations, or other industry related entities.

Employee Recognition/Holiday Parties:
Employee recognition/holiday parties are part of the Company’s comprehensive employee recognition/appreciation process.  These events should be local in geographic nature, and would include costs for such things as service awards and nominal door prizes.  An event should not cost the sponsoring business unit more than an average day’s payroll per employee.

Board/Management Retreats:
Retreats should only be used for educational or business planning purposes, and should be considered in the same manner as other expenses. Board education is a vital part of maintaining, and keeping a dynamic director base, and this policy should not limit a retreat that is focused on strategic planning or education. Costs for events, parties, entertainment, retreats shall not exceed $50,000 on an annual basis.

Aviation Services:
Transportation for Company employees to outlying locations, including bank locations, conferences, business development purposes and merger and acquisition research, should be conducted in the most cost appropriate way for the Company.  Modes of transportation to be used may consist of vehicle, commercial air or rail service.  The selection of transportation services will factor in cost, efficiency and timeliness of travel.  Private air services are not allowed without the approval of the Chairman of the Peoples Bancorp Board of Directors.

Expenditures Requiring Prior Approval

General: The following expenditures require the pre-approval of the CEO if the amount exceeds $10,000 and are not otherwise prohibited by Section C of this Policy:

1.	entertainment, conferences, board/management retreats, or other events;

2.	office and facility renovations;

3.	aviation or other transportation services; and

4.	other similar items, activities, or events for which the Company may reasonably anticipate incurring expenses or reimbursing an employee for incurring expenses.

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Exceptions: Notwithstanding the foregoing, prior written approval is not required for the following expenditures:

1.	to remediate emergency or hazardous conditions;

2.	to comply with building codes and ordinances;

3.	to satisfy legal, contractual, or regulatory requirements; and

4.	under the Board-approved annual operating budget.

Reporting Violations:
Any individual who violates this Policy, or knows of any such violation by any other individual, must report the violation immediately to such individual’s supervisor who shall then report the violation to the CEO or to the Chairman of the Board (if an alleged CEO violation).  Any employee or director who engages in extravagant spending shall be subject to discipline up to and including termination of employment or removal from or omission of re-nomination to the Board.

Certification:
The CEO and Chief Financial Officer of the Corporation shall certify to the Board at least annually that the provisions of this policy are being enforced and are sufficient to provide reasonable assurance that the Corporation’s expenditures for such purposes are not excessive.

Approved  May 27, 2010